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                                                                   EXHIBIT 23.01

                      WORLDTALK COMMUNICATIONS CORPORATION

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Worldtalk Corporation:

     We consent to incorporation by reference in the registration statement (No. 333-32925) on Form S-8 of Worldtalk Corporation of our report dated February 3, 1998, relating to the consolidated balance sheets of Worldtalk Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Worldtalk Corporation.

                                          KPMG Peat Marwick LLP

Mountain View, California
March 27, 1998

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